Ex 99.1

July 30, 2008
For Immediate Release

Media Contact:	Investor Contact:

Jessica Lindl	Jane A. Freeman
Vice President of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-6784	(510) 625-2281
jlindl@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports Second Quarter Results
Revenue of $13.5 Million

Oakland, CA, July 30, 2008 - Scientific Learning (NASDAQ: SCIL), a leading provider of brain fitness solutions for the education market, today announced its revenue for the quarter ended June 30, 2008 was $13.5 million, compared to $14.6 million for the quarter ended June 30, 2007, a decrease of 8%. For the six months ended June 30, 2008 revenue was $22.6 million compared to $23.4 million in the prior year, a decrease of 4%. Deferred revenue totaled $20.6 million on June 30, 2008 compared to $21.1 million as of June 30, 2007.

“Last year, we had a single transaction that contributed $3.2 million in revenue to the quarter, which we were not able to replicate this quarter. Excluding this transaction, second quarter revenue increased 19%,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “In the second quarter, we had 31 transactions over $100,000, compared to 25 last year, which reflects an expanding customer base. With an expanding base of transactions, our new account managers gaining experience with Fast ForWord, and a new, exciting product to sell, the Reading Assistant, we are positive about the outlook for the second half, despite tough economic conditions.”

Gross margins were 77% in the second quarter of 2008, compared to 82% in the same quarter of 2007. The decline in gross margins was primarily the result of a shift revenue to a higher proportion of service and support revenue. Service and support gross margins improved to 48% in the second quarter of 2008 from 41% in the same quarter of 2007, offsetting declines in product gross margin of 3% due to amortization and increased material costs associated with the acquisition of the Reading Assistant. Gross margins for the six months ended June 30, 2008 were 74% compared to 78% in the same period last year.

Operating expenses in the second quarter of 2008 increased 3% and totaled $9.8 million, compared to $9.5 million in the second quarter of 2007. Increases in research and development as the result of the acquisition of the Reading Assistant business were offset by lower sales and marketing and general and administrative costs. For the six months ended June 30, 2008, operating expenses were $20.8 million compared to $18.8 million in 2007, an increase of 11%, the majority of which is associated with the acquisition of the Reading Assistant.

“Despite the fact that the acquisition of the Reading Assistant is depressing our profits over the short term, we are very encouraged with how this unique and easy to use solution is allowing us to quickly initiate a positive dialogue and interest with the reading community,” said Mr. Bowen. “Using speech verification technology to provide each student with an electronic reading coach is the only scalable option to solve the oral reading requirement for all students. The Reading Assistant is providing our sales force with ways to engage new districts, sell more to existing customers and increase the size of our transactions.”

“In the first half of the year, we better aligned our sales, services and support organizations to improve our responsiveness to customers, and we simplified internal processes to increase K-12 sales effectiveness and productivity. We are already seeing evidence that these changes will have a positive impact on future growth,” stated Andy Myers, President and Chief Operating Officer. “We have now experienced two consecutive quarters of sales mix improvements and we have made significant progress on bringing our cost structure in line with current sales levels. We also expect to gain sales momentum and enable customers to realize even greater implementation success as a direct result of our recent releases of Fast ForWord Language and Language To Reading Version 2 and the introduction of live and recorded online training offerings for teachers and administrators.”

Operating profit for the quarter was $690,000, compared to operating profit of $2.5 million in the second quarter of 2007. For six months ending June 30, 2008 we had an operating loss of $4.2 million compared to an operating loss of $553,000 in same period of the prior year.

In the second quarter, we recorded income tax expense of $1.2 million which included an increase in the valuation allowance against our deferred tax asset.

The net loss for the quarter was $438,000 compared to a profit of $2.7 million in the second quarter of 2007. The basic and diluted net loss per share was $0.03 in the second quarter of 2008, compared to a profit of $.16 and $.15, respectively, in the same period last year. The net loss for the six months ended June 30, 2008 was $5.1 million compared to a net profit of $31,000 in same period in 2007. Basic and diluted net loss per share was $.29 in the six months ended June 30, 2008 compared to $.00 in the same period last year.

Cash and equivalents totaled $2.3 million on June 30, 2008, compared to $9.4 million on June 30, 2007. The primary reason for the decline in cash was due to the acquisition of the Reading Assistant, which was an all cash transaction of $10.7 million, which occurred on January 7, 2008. Because of the seasonality of our sales and expenses, we typically use cash in the first half of the year and generate cash in the second half. Accounts receivable totaled $10.7 million at quarter end compared to $16.3 million on June 30, 2007.

Conference Call Information

The call will be broadcast over the Internet on Wednesday, July 30, 2008 at 5:00 p.m. EDT / 2:00 p.m. PDT. The conference call will be available live on the Investor Information portion of the Company’s website at www.scilearn.com/investorinfo. The conference call can also be accessed at 877-419-6592 (domestic) or 719-325-4910 (international). Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call 888-203-1112 (domestic) and 719-457-0820 international and enter the replay passcode: 7482756

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning Reading Assistant™ combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to future sales, the impact of the Reading Assistant and other new product releases, the effect of increased experience of our new sales representatives and other organizational changes, the extent of customer acceptance of our products, expense levels, liquidity and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the acceptance of new products and product changes; the extent to which the Company’s marketing, sales and implementation strategies are successful; personnel changes; the Company’s ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10Q (Part II, Item 1A, Risk Factors), filed May 9, 2008.

# # #

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Revenues:
Products	$8,907	$11,026	$13,534	$16,479
Service and support	4,574	3,551	9,032	6,911

Total revenues	13,481	14,577	22,566	23,390

Cost of revenues:
Cost of products	659	494	1,087	800
Cost of service and support	2,381	2,087	4,868	4,341

Total cost of revenues	3,040	2,581	5,955	5,141

Gross profit	10,441	11,996	16,611	18,249

Operating expenses:
Sales and marketing	6,196	6,197	13,132	12,602
Research and development	1,603	1,223	3,722	2,369
General and administrative	1,952	2,059	3,948	3,831

Total operating expenses	9,751	9,479	20,802	18,802

Operating income (loss)	690	2,517	(4,191)	(553)

Other income from related party	28	38	95	117
Interest and other income	84	216	237	471

Net income (loss) before income tax	802	2,771	(3,859)	35
Income tax expense	1,240	112	1,243	4

Net income (loss)	$(438)	$2,659	$(5,102)	$31

Basic net income (loss) per share:	$(0.03)	$0.16	$(0.29)	$0.00

Shares used in computing basic net income (loss) per share	17,425	17,109	17,381	17,068

Diluted net income (loss) per share:	$(0.03)	$0.15	$(0.29)	$0.00

Shares used in computing diluted net income (loss) per share	17,425	18,291	17,381	18,220

Press Release Income Statement

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	June 30, 2008	December 31, 2007	June 30, 2007

Assets
Current assets:
Cash and cash equivalents	$2,279	$21,179	$9,409
Accounts receivable, net	10,701	6,155	16,252
Deferred income taxes	—	1,191	—
Prepaid expenses and other current assets	1,385	1,291	1,483

Total current assets	14,365	29,816	27,144

Property and equipment, net	1,725	1,742	1,341
Loan to JTT Holdings	—	1,000	—
Deferred acquisition costs	—	319	—
Goodwill	4,568	—	—
Identified intangible assets, net	6,817	—	—
Other assets	1,019	926	893

Total assets	$28,494	$33,803	$29,378

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$903	$716	$372
Accrued liabilities	4,385	3,859	4,805
Deferred revenue	16,166	17,379	14,395

Total current liabilities	21,454	21,954	19,572
Deferred revenue, long-term	4,455	5,576	6,695
Other liabilities	477	453	432

Total liabilities	26,386	27,983	26,699

Stockholders’ equity:
Common stock and additional paid in capital	83,948	82,558	80,540
Accumulated deficit	(81,840)	(76,738)	(77,861)

Total stockholders’ equity:	2,108	5,820	2,679

Total liabilities and stockholders’ equity	$28,494	$33,803	$29,378

Press Release Balance Sheet

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Six months ended June 30,		Three months ended June 30,

	2008	2007	2008	2007

Operating Activities:
Net income (loss)	$(5,102)	$31	$(438)	$2,659
Items to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	595	163	323	81
Stock based compensation	1,175	936	642	471
Increase in deferred tax valuation allowance	1,191	—	1,191	—
Changes in operating assets and liabilities:
Accounts receivable	(4,278)	(9,154)	(5,959)	(11,546)
Prepaid expenses and other current assets	(75)	(512)	371	(197)
Other assets	(93)	16	(80)	8
Accounts payable	(67)	(235)	464	(274)
Accrued liabilities	288	(284)	146	1,115
Deferred revenue	(2,444)	1,931	856	4,905
Other liabilities	24	21	13	10

Net cash used in operating activities	(8,786)	(7,087)	(2,471)	(2,768)

Investing Activities:
Purchases of property and equipment, net	(199)	(563)	(113)	(282)
Purchase of Soliloquy	(10,130)	—	(11)	—

Net cash used in investing activities	(10,329)	(563)	(124)	(282)

Financing Activities:
Proceeds from issuance of common stock, net	215	695	202	351

Net cash provided by financing activities	215	695	202	351

Decrease in cash and cash equivalents	(18,900)	(6,955)	(2,393)	(2,699)

Cash and cash equivalents at beginning of period	21,179	16,364	4,672	12,108

Cash and cash equivalents at end of period	$2,279	$9,409	$2,279	$9,409

Press Release Cash Flow